Exhibit 99.1

PRESS RELEASE

Derby, VT	January 22, 2004	For immediate release

For more information, contact Stephen P. Marsh, President & COO at 802-334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the period ending December 31, 2003, of $3,798,000, or $1.01 per share compared to $3,240,000 or $.87 per share for 2002, an increase in earnings per share of 16%. The company ended the year with total assets of $330.7 million, up $21.4 million or 7% from 12/31/02.

Deposit growth was 7.2% and loan growth was 1.7% for the year.

The Board of Directors has declared a cash dividend of $0.17 per share, payable February 1, 2004 to shareholders of record as of January 15, 2004.

In commenting on the earnings, President Stephen Marsh said: " Our strong earnings are again the result of very strong residential loan demand, very few loan losses, and growth in our balance sheet. In 2003, we originated 1,261 mortgages, totaling over $110 million, 2,511 installment loans totaling over $19 million, and 501 commercial loans totaling over $38 million. Add to this over $39 million in loans to our local municipalities, and the total is a very busy year! Our dedicated staff should be commended for the excellent work in keeping up with this unprecedented volume."

Forward Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the company's northern New England market area or in the financial services industry generally, including pressures from nonblank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the company's business or impose additional costs and regulatory requirements.